Exhibit 99.1

         Contact:   Donna M. Coughey, CEO
Joseph T. Crowley, CFO
                                                                Telephone:  610-995-1700

Willow Financial Bancorp, Inc. Announces First Quarter Results

WAYNE, Pa.—November 8, 2007—Today Willow Financial Bancorp, Inc. (the "Company") (Nasdaq/Global Select Market: WFBC), the holding company for Willow Financial Bank (the "Bank"), reported net income of $1.8 million for the first quarter ended September 30, 2007, or $0.12 per diluted share, compared to $2.9 million or $0.19 per diluted share in the quarter ended September 30, 2006.

Donna M. Coughey, President and CEO, of the Company said, "Despite the tough operating environment for banks, we made good progress in building the foundation of our franchise in the first quarter.  Assets grew on a sequential basis, driven by double-digit annualized loan growth as our lending teams continue to book new commercial and consumer business with sound, desirable borrowers.  We continue to diversify our revenue sources through acquisitions and creative new product development efforts. These efforts resulted in continued growth in non-interest income, which increased 41.7% on a year-over-year basis and 19.8% sequentially excluding the gain on the sale of real estate in the June 30, 2007 quarter. Our recently announced acquisition of Carnegie Wealth Management, which is subject to regulatory approval, will further diversify our revenue sources and enhance the growth in non-interest income. Upon consummation of this acquisition, our total assets under management will increase to over $900 million.”

Coughey continued, “Two challenging areas in the first quarter included deposit growth and net interest margin.  The market for deposits is competitive, and we have chosen to avoid competing for customer dollars solely on price and therefore did not renew $23.1 million of maturing certificates of deposits for which the relationship was solely driven by price.  This, combined with seasonality in our municipal customer’s deposit accounts, caused a $49.6 million reduction in deposit balances on a sequential basis.  Over the past two years we significantly reduced our level of borrowings, which allowed us to bridge this gap with Federal Home Loan Bank advances, while maintaining the ratio of borrowings to total assets at less than 20 percent.  While the full benefit of the September Fed rate cut was not immediate, the deposit costs of CDs and money market accounts should trend down over the next two quarters, which will provide some offset to the immediate reduction in the interest rates charged on our floating rate loans. Despite this delay, our tax equivalent net interest margin increased 2 basis points sequentially over the prior quarter.”

Coughey added, “In light of these continued pressures on Bank earnings due to margin compression, a flat yield curve and tremendous competition, we are intensely focused on cost reduction.  Sequentially, expenses were relatively flat despite the increased costs associated with the opening of the new Oxford branch, continued expansion in our commercial lending team and mortgage banking platform, and the absorption of annual wage increases.”

Chief Financial Officer, Joe Crowley, highlighted the following with respect to the Company's results at and for the quarter ended September 30, 2007:

▪	Total assets were $1.58 billion, an increase of approximately 1.6% from total assets of $1.55 billion at fiscal 2007 year-end, driven primarily by growth in the consumer loan portfolio.

▪
Net loans receivable were $1.08 billion, up 3.5% sequentially. Excluding residential mortgage loans, the loan portfolio grew $47.0 million sequentially, an annualized increase of 24.3%. In accordance with our strategy, growth in commercial business and consumer loans was robust at $49.1 million during the quarter.

▪
Total deposits decreased 4.5% from June 30, 2007. Core deposits, which we define as total deposits excluding certificates, decreased $26.6 million or 3.5%, sequentially. The decline was due largely to deposit seasonality driven by the Bank’s large concentration of municipal depositors.  Certificates of deposits declined by $23.1 million as the Bank chose to remain disciplined in pricing its CD rates.

▪
Asset quality measures remain strong. Non-performing assets were 0.30% of total assets; the allowance for loan losses to non-performing assets coverage was 259%; and loans 30 days or more delinquent at September 30, 2007 were 0.96% of the gross loan portfolio. Additional provisions to the allowance for loan losses of $700 thousand for a mixed-use construction project were offset by a decline in prior reserves allocated to previously criticized assets, which paid off during the quarter. Subsequent to September 30, 2007, the aforementioned mixed-use construction loan became delinquent and was placed on non-accrual. If this loan had been on non-accrual at September 30, 2007, non-performing assets to total assets would have been 0.73%.

▪
Federal Home Loan Bank borrowings were $206.3 million, up 8.5% from June 30, 2007.  The Bank utilized FHLB borrowings and repurchase agreements to fund its’ asset growth and to counteract the deposit seasonality issues related to municipal customers as well as the maturing certificates of deposits. The repurchase agreements on average were approximately 125 basis points less expensive than the rate that would have been needed to retain the maturing certificates.  The increased FHLB borrowings have short maturities.  They will be repaid over time as the municipal deposits rebuild. Our ratio of total borrowings to total assets remains below 20% at September 30, 2007 compared to over 21% at September 30, 2006.

▪
During the quarter, the Company repurchased 25,000 shares of common stock at an average cost of $11.90. To date, 294,200 shares have been repurchased under the Company’s previously announced stock repurchase plan. The Company has an additional 579,063 shares available for repurchase under the plan.

▪
Net income for the quarter was $1.8 million or $0.12 per diluted share, down from $2.9 million or $0.19 per diluted share in the first quarter of fiscal 2007.  The decrease was driven by a reduction in net interest income, which reflects the continued competitive market for deposits as well as a lag in timing between the Federal Reserve rate cut in September and the repricing of longer-term deposit balances.

This was offset in part by a 41.7% increase in non-interest income, which was driven by the acquisition of BeneServ, the growth in retail investment sales and continued growth in the Bank’s mortgage banking operations.  Operating expenses were up 15.4% in the current quarter compared to the first quarter of fiscal 2007, in part due to the acquisition of BeneServ and the Bank’s continued efforts to build business development staff in the commercial lending and mortgage operations. Sequentially, operating expenses were relatively flat despite an approximate $163 thousand write-down of certain impaired assets as well as increased commissions of approximately $200 thousand related to the growth in the mortgage banking income and occupancy and staff costs associated with the opening of our Oxford branch.

▪
The net interest margin computed on a fully tax equivalent basis was 3.27%, down from 3.48% in last year’s first quarter but up from 3.25% on a sequential basis. The net interest margin declined year over year due primarily to the shift of customer deposit balances from DDA accounts to higher-yielding Money Market and Certificate of Deposit accounts.

As the Company’s annual meeting will be held on November 14, 2007 at 10:00 am at Overbrook Country Club, the Company will not host a conference call this quarter.

About Willow Financial Bancorp:

Willow Financial Bancorp, Inc. (NASDAQ Global Select Market:WFBC), is the holding company for Willow Financial Bank, a growing community bank in Southeastern Pennsylvania with $1.6 billion in assets. With 29 convenient offices, Willow Financial Bank has a substantial community presence in Bucks, Chester, Montgomery, and Philadelphia counties - some of the fastest-growing communities in Pennsylvania. The Bank provides a complete line of products and services, including: retail banking, business and commercial banking, cash management, wealth management and investments. Our relentless focus on customer service caters to the distinctive needs of consumers and small business owners, through sophisticated commercial clients and high net-worth individuals. Willow Financial Bank has been recognized as the "Best Neighborhood Bank” by Philadelphia Magazine in 2007. Headquartered in Wayne, Pa., Willow Financial Bank has the team, the resources and the sophisticated products to compete with any bank in the region. To see what WillPower is worth, visit www.willowfinancialbank.com or call 1-800-NEW WILLOW.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Financial Bancorp, Inc. management's intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", "could", "may", "likely", "probably" or "possibly". These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Financial Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Actual results may differ materially from the anticipated results expressed in the forward-looking statements. Factors that may affect the Company's future operations are discussed in the documents filed by Willow Financial Bancorp with the Securities and Exchange Commission ("SEC") from time to time, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Financial Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	September 30,	June 30,
	2007	2007
Assets
Cash in banks	$21,884	$26,253
Interest-bearing deposits	6,345	32,475
Total cash and cash equivalents	28,229	58,728
Investment securities – trading	1,235	1,176
Federal Home Loan Bank Stock	14,117	11,394
Investment securities available for sale	196,912	188,339
Investment securities held to maturity	84,542	88,363
Loans held for sale	18,717	8,075
Loans receivable	1,083,441	1,047,594
Deferred fees and other discounts	1,601	714
Allowance for loan losses	(12,355)	(12,210)
Loans receivable, net	1,072,687	1,036,098
Accrued interest receivable	8,005	6,738
Property and equipment, net	11,911	11,307
Bank owned life insurance	12,049	11,930
Real estate owned	203	0
Core deposit intangible, net	13,908	14,432
Goodwill	95,104	95,100
Other assets	17,659	18,664
Total Assets	$1,575,278	$1,550,344

Liabilities and Stockholders’ Equity
Liabilities:
Interest-bearing deposits	$897,228	$941,895
Non-interest bearing deposits	146,206	151,160
Securities sold under agreements to repurchase	75,000	20,000
Advance payments by borrowers for taxes and insurance	2,291	4,254
Federal Home Loan Bank advances	206,256	190,063
Trust preferred securities	25,774	25,774
Accrued interest payable	2,048	2,223
Other liabilities	14,079	9,640
Total Liabilities	1,368,882	1,345,009

Total Stockholders’ Equity	206,396	205,335
Total Liabilities and Stockholders’ Equity	$1,575,278	$1,550,344

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except for Per Share Amounts, Unaudited)

	Three Months Ended
	September 30,
	2007	2006
INTEREST INCOME:
Loans	$18,070	$17,683
Investments securities and interest-bearing deposits	4,262	4,207
Total interest income	22,332	21,890
INTEREST EXPENSE:
Deposits	8,450	6,495
Securities sold under agreements to repurchase	282	255
Borrowings	2,526	3,008
Total interest expense	11,258	9,758
NET INTEREST INCOME	11,074	12,132
Provision (recoveries) for loan losses	242	(100)
Net interest income after provision for loan losses	10,832	12,232
OTHER INCOME:
Investment services income, net	1,094	748
Income from insurance operations	561	0
Service charges and fees	1,274	1,443
Gain on sale of:
Loans	685	153
Available for sale securities	16	0
Other	234	382
Total other income	3,864	2,726
OPERATING EXPENSES:
Salaries and employee benefits	6,929	5,871
Occupancy & equipment	2,201	1,908
Data processing	396	349
Advertising	295	394
Deposit insurance premiums	30	30
Amortization of intangible assets	525	575
Professional fees	510	532
Other	1,454	1,011
Total operating expenses	12,340	10,670
Income before income taxes	2,356	4,288
Income tax expense	572	1,367
NET INCOME	$1,784	$2,921
EARNINGS PER SHARE
Basic	$0.12	$0.19
Diluted	$0.12	$0.19
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,088,328	15,001,022
Diluted	15,219,164	15,309,817

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	September 30, 2007			September 30, 2006
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans:
Single family residential	$277,396	$4,078	5.88%	$298,009	$4,514	6.06%
Construction and land	76,015	1,595	8.21%	77,001	1,700	8.64%
Commercial real estate	281,641	5,183	7.36%	291,221	4,895	6.72%
Commercial business	73,017	1,377	7.38%	63,047	1,244	7.72%
Small Business	65,186	1,193	7.16%	67,465	1,190	6.90%
Consumer and home equity	292,334	4,740	6.34%	266,896	4,224	6.19%

Total loans	$1,065,590	$18,167	6.76%	$1,063,639	$17,768	6.62%

Investment securities	310,763	4,446	5.68%	328,218	4,264	5.08%
Total interest-earning assets	1,376,353	22,613	6.52%	1,391,857	22,032	6.25%

Non-interest earning assets	166,725			160,599
Total assets	$1,543,078			$1,552,456

Liabilities and Stockholders' Equity
Deposits:
DDA & NOW	$258,928	$130	0.20%	$265,446	$70	0.10%
Savings	82,904	77	0.37%	97,891	96	0.39%
MMDA	382,334	3,899	4.05%	324,085	3,210	3.93%
Certificates of Deposit	327,808	4,000	4.84%	301,612	2,712	3.57%
Repo Sweeps	29,401	344	4.64%	33,525	407	4.82%

Total deposits	1,081,375	8,449	3.10%	1,022,559	6,495	2.52%

FHLB borrowings	193,234	2,108	4.33%	257,365	2,353	3.63%
Repurchase agreements	26,141	282	4.28%	20,000	255	5.06%
Trust preferred securities	25,774	417	6.42%	36,186	655	7.18%
	245,149	2,807	4.54%	313,551	3,263	4.13%

Total interest-bearing liabilities	1,326,524	11,257	3.37%	1,336,110	9,758	2.90%

Non-interest-bearing liabilities	11,322			10,246
Stockholders' equity	205,232			206,100
Total liabilities and stockholders' equity	$1,543,078			$1,552,456
Net interest income/interest rate spread		$11,356	3.15%		$12,274	3.35%

Net interest margin			3.27%			3.48%

Ratio of average interest-earning assets to average interest-bearing liabilities			104%			104%
Tax equivalent adjustments		$281			$142

	Three-months Ended
	September 30,
	2007		2006
Average interest rate spread	3.15%		3.35%
Net yield on average interest-earning assets	3.27%		3.48%
Ratio of average interest-earning assets
to average interest-bearing liabilities	1.04	x	1.04	x
Allowance for loan losses to non-performing assets	2.59	x	1.17	x
Non-performing assets to total assets	0.30%		0.84%
Return on average equity	3.48%		5.68%
Number of full-service offices at end of period	29		29

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.